As filed with the Securities and Exchange Commission on January 2, 2019

Registration No. 333-198713

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO FORM S-8 REGISTRATION STATEMENT NO. 333-198713

UNDER THE SECURITIES ACT OF 1933

FCB Financial Holdings, Inc.
(Synovus Financial Corp. as successor by merger to FCB Financial Holdings, Inc.)
(Exact name of registrant as specified in its charter)

Delaware	27-0775699
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2500 Weston Road, Suite 300
Weston, Florida 33331
(954) 984-3313
(Address, including Zip Code, of Principal Executive Offices)

Bond Street Holdings, LLC 2009 Option Plan
Bond Street Holdings, Inc. 2013 Stock Incentive Plan

(Full title of the plans)

Allan E. Kamensky
Executive Vice President, General Counsel and Secretary
c/o Synovus Financial Corp.
1111 Bay Avenue, Suite 500
Columbus, Georgia 31901
(706) 649-2311
(Name, address and telephone number, including area code, of agent for service)

 Copy to:

Lee Meyerson, Esq.
Elizabeth Cooper, Esq.
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
(212) 455-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”), filed by FCB Financial Holdings, Inc., a Delaware corporation (the “Company”), relates to the Registration Statement on Form S-8 (No. 333-198713), filed with the SEC on September 12, 2014 (the “Registration Statement”), pertaining to the registration of (i) 4,375,000 shares of Class A common stock, par value $0.001 per share (“Class A Common Stock”), of FCB Financial Holdings, Inc. (formerly known as Bond Street Holdings, Inc.) which may be issued under the Bond Street Holdings, LLC 2009 Option Plan and (ii) 3,000,000 shares of Class A Common Stock which may be issued under the Bond Street Holdings, Inc. 2013 Stock Incentive Plan previously filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”).

On January 1, 2019, pursuant to the terms of the Agreement and Plan of Merger, dated as of July 23, 2018, by and among the Company, Synovus Financial Corp., a Georgia corporation (“Synovus”), and Azalea Merger Sub Corp., a Delaware corporation and a direct, wholly owned Subsidiary of Synovus (“Merger Sub”), Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation (the “Merger”). Immediately following the Merger, the Company merged with and into Synovus, with Synovus continuing as the surviving entity (together with the Merger, the “Transaction”).

As a result of the Transaction, any and all offerings of securities registered pursuant to the Registration Statement have been terminated. In accordance with undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement that remain unsold at the termination of the offering, Synovus, as successor to the Company, hereby removes from registration all securities registered under the Registration Statement but unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Georgia, on January 2, 2019.

SYNOVUS FINANCIAL CORP. (as successor by merger to FCB Financial Holdings, Inc.)

By:	/s/ Kevin S. Blair
Name: Kevin S. Blair
Title: Executive Vice President and Chief Financial Officer

Note: No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.